Exhibit 23(b)

                         Consent of Independent Auditors

We consent to the incorporation by reference in ALPNET, Inc.'s Registration Statement (Form S-8), pertaining to the ALPNET, Inc. 1996 Executive Stock Option Plan, of our Auditors' Report dated February 7, 1996, with respect to the balance sheets of Multiscript Inc. as at December 31, 1995 and 1994, and the statements of earnings, deficit and changes in financial position for each of the years ended December 31, 1995, 1994 and 1993, which we have been advised are included in the Annual Report (Form 10-K) of ALPNET, Inc. for the year ended December 31, 1995.

/S/FRIEDMAN & FRIEDMAN

Chartered Accountants

Montreal, Quebec
June 11, 1996